Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Margo C. Happer

Vice President

Investor Relations and Corporate Communications

IDX Systems Corporation

802-859-6169

IDX Systems Corporation Shareholders Approve Merger with GE

BURLINGTON, VT – December 19, 2005 – IDX Systems Corporation (NASDAQ: IDXC) today announced that its shareholders have approved the proposed merger with General Electric Company (NYSE: GE).  There were 25,061,576 votes cast at the special shareholder meeting in favor of the merger representing approximately 79.8 percent of the 31,414,129 eligible shares.  There were 17,606 votes against and 8,124 abstentions.  Under the terms of the merger agreement, upon the closing of the transaction, each share of IDX Systems Corporation stock will be converted into the right to receive $44 per share in cash.  Following the closing of the transaction, IDX will become part of GE Healthcare.

“We are pleased our shareholders realize the value of this transaction.  By combining the strengths of both GE Healthcare and IDX we will bring to market some of the best technology solutions the industry has to offer,” said Jim Crook, Chief Executive Officer of IDX.  “Our combined product offerings and strong customer base will help us more comprehensively support the evolving healthcare IT needs of the marketplace and set the standard for supporting our customers in delivering unparalleled patient care.”

According to Joe Hogan, president and CEO of GE Healthcare, “GE and IDX share a common goal of making a difference in healthcare through the delivery of state-of-the-art information and imaging technology globally.  The combination of the two companies will position GE Healthcare as a leading provider of healthcare information technology, with comprehensive electronic health record solutions, administrative practice management tools, and enterprise image and information management solutions. Together, we will be able to offer a comprehensive set of IT solutions that meet nearly every need of a hospital, clinic or doctor’s office.”

On November 4, 2005, the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act.  In addition, all other regulatory approvals have been received.  The transaction is expected to close on January 4, 2006.

About IDX Systems Corporation

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX systems are deployed to serve approximately 150,000 physicians and are installed at over 3,400 customer sites, including more than 850 group practices and approximately 370 integrated delivery networks servicing more than 500 hospitals.

IDX also provides its enterprise clinical software as a subcontractor to BT, Local Service Provider for the United Kingdom National Health Service’s National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,400 full-time employees.

IDX is a registered trademark of IDX Investment Corporation.

About GE Healthcare

GE Healthcare provides transformational medical technologies that are shaping a new age of patient care. Our expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform and treat disease, so their patients can live their lives to the fullest.

GE Healthcare’s broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases, and other conditions earlier. Our vision for the future is to enable a new “early health” model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $15 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 43,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties in consummating the proposed merger with General Electric, uncertainties or difficulties in developing new services and systems, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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